Exhibit 99.1

REMARKETING TERMS SUMMARY

On January 25, 2017, the class A-4 notes were reset from their current terms to the following terms, which terms will be applicable until the final maturity date for the class A-4 notes (definitions for certain capitalized terms may be found in the Glossary at the end of the remarketing prospectus):

Original principal amount	$406,791,000
Current outstanding principal balance	$357,102,146.58(1)
Current principal amount being remarketed	$293,905,607.00(2)
Remarketing Terms Determination Date	January 12, 2017
Notice Date(3)	January 17, 2017
Spread Determination Date(4)	January 20, 2017
Current Reset Date	January 25, 2017
All Hold Rate	N/A
Next applicable reset date	N/A(5)
Interest rate mode	Floating
Index	Three-Month LIBOR(6)
Spread	Plus 0.55%
Day-count basis	Actual/360
Weighted average remaining life	(7)
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(1) Reflects the projected balance after the occurrence of the distribution on January 25, 2017.
(2)  Reflects the $63,196,539.58 current principal amount of the class A-4 notes for which hold notices were submitted.
(3)  Unless an existing class A-4 noteholder submitted a Hold Notice to the remarketing agent prior to 12:00 p.m. (noon), New York City time, on the Notice Date, such notes have been irrevocably deemed to have been tendered for remarketing.
(4)  The applicable Spread was determined on January 20, 2017.
(5)  There will be no subsequent reset dates for the class A-4 notes.
(6)  Three-month LIBOR will be reset on each LIBOR Determination Date in accordance with the procedures set forth under “Description of the Notes—The Notes—The Class A Notes—Distributions of Interest” in the remarketing prospectus.
(7) The projected weighted average remaining life to maturity for the class A‑4 notes (and assuming a successful remarketing of such notes on the current reset date) under various usual and customary prepayment scenarios may be found under “Prepayments, Extensions, Weighted Average Remaining Life and Expected Maturity of the Class A-4 Notes” attached as Exhibit I to the remarketing prospectus.